UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report:
(Date of earliest event reported)
March 20, 2006

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in charter)

Delaware	1-7832	75-1729843
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or		Identification No.)
organization)
100 Pier 1 Place
Fort Worth, Texas 76102
(Address of principal executive offices
and zip code)
(817) 252-8000
(Registrant’s telephone
number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement
     On March 20, 2006, Pier 1 Imports (U.S.), Inc. and PIR Trading, Inc., both of which are subsidiaries of Pier 1 Imports, Inc. (the “Company”), entered into an agreement (the “Agreement”) for the sale and purchase of the entire issued share capital of The Pier Retail Group Limited, based in England, and its subsidiaries (collectively, “The Pier”) to Palli Limited for approximately $15 million. Palli Limited is a wholly owned subsidiary of Lagerinn ehf, an Iceland corporation owned by Jakup a Dul Jacobsen. Collectively Lagerinn ehf and Mr. Jacobsen beneficially own approximately 9.9% of the Company’s common stock. As of February 25, 2006, the Company operated over 40 The Pier stores and concessions located in the United Kingdom and Ireland.
     The Company recorded a non-cash pre-tax impairment charge of approximately $7 million in the fiscal year 2006 fourth quarter to state its investment in this subsidiary at estimated fair value as of February 25, 2006. The results of this subsidiary will be classified as discontinued operations for all periods presented in the Company’s consolidated financial statements.
     The Pier Retail Group Limited and its subsidiaries were not together a significant subsidiary, and the $7 million pre-tax impairment charge was not a material charge incurred in connection with exit or disposal activities.
     The foregoing summary of the transaction is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Report.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
10.1	Agreement for the Sale and Purchase of the Entire Issued Share Capital of The Pier Retail Group Limited dated March 20, 2006, by and among PIR Trading, Inc., Pier 1 Imports (U.S.), Inc., Palli Limited and Lagerinn ehf.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: March 24, 2006	By:	/s/ Michael A. Carter

Michael A. Carter, Senior Vice President and General Counsel

EXHIBIT INDEX

Number	Description

10.1	Agreement for the Sale and Purchase of the Entire Issued Share Capital of The Pier Retail Group Limited dated March 20, 2006, by and among PIR Trading, Inc., Pier 1 Imports (U.S.), Inc., Palli Limited and Lagerinn ehf.